Exhibit 99.1

Equal Energy Rejects Offer From Montclair Energy

OKLAHOMA CITY, August 20, 2013 /CNW/—After careful consideration, the board of directors (the “Board”) of Equal Energy Ltd. (the “Company” or “Equal”) (NYSE:EQU) (TSX:EQU.TO) today unanimously rejected the non-binding expression of interest (the “New Proposal”) received on August 14, 2013 from Montclair Energy, LLC (“Montclair”). As discussed in Equal’s press release of August 15, 2013, the New Proposal revised Montclair’s previous unsolicited and conditional expression of interest dated February 27, 2013. In deciding to reject the New Proposal, the Board considered the recommendation of the Company’s Special Committee and advice from its financial and legal advisors.

Principal among the many factors considered by the Board in concluding that the New Proposal is not in the best interests of Equal and its stakeholders are that:

•

the price indicated in the New Proposal does not adequately value the unique strategic opportunity that Equal represents, particularly in light of the significant year-to-date drilling results, the 25% increase in reserves disclosed in the Company’s recent regulatory filings, the strong financial position of Equal and Conway propane prices moving above $1.00/gallon;

•

the requirement for approval by the holders of two-thirds of the Company’s convertible debentures of the offer to exchange the outstanding 6.75% publicly-listed convertible debentures for 7.75% non-convertible, seven year notes that will be subordinate to senior financing utilized to acquire the Company and introduces significant and unacceptable transaction risk;

•	the New Proposal attempts to fetter the fiduciary duties of the Board by placing a limitation on what can constitute a “superior proposal”;

•	the additional 60 day due diligence and exclusivity period following the negotiation of a letter of intent unduly impedes the resolution of the Company’s strategic process;

•

the lack of a reciprocal break-fee, if a transaction were not consummated as a result of Montclair being unable to move forward, to compensate the Company for its reasonable costs and potential lost opportunities while engaging exclusively with Montclair; and

•

the value of the New Proposal is lower than premiums typically paid in take-over offers and represents a premium of only 7% over the closing price on August 14, 2013, prior to the New Proposal being publicly announced and only 10% over the 20 day volume weighted average trading price ending on August 14, 2013.

“We are committed to creating shareholder value and will carefully consider any legitimate proposal that satisfies that objective” said Michael Doyle, Chairman of the Board. Mr. Doyle added that “the Board is confident that Equal’s assets, people and financial position will enable the Company to realize its true intrinsic value.”

As noted in its August 8, 2013 press release, the Special Committee anticipates that it will complete its evaluation of alternatives during the third quarter of 2013, but adds that more time may be required, depending on prevailing circumstances.

About Equal Energy:

Equal Energy is an oil and gas exploration and production company based in Oklahoma City, Oklahoma. Our oil and gas assets are centered on the Hunton liquids-rich natural gas property in Oklahoma. Our shares are listed on the New York Stock Exchange and The Toronto Stock Exchange under the symbol (EQU). Our convertible debentures are listed on the Toronto Stock Exchange under the symbols EQU.DB.B.

Forward-looking Statements:

Certain information in this press release constitutes forward-looking statements under applicable securities law including announcements surrounding the strategic alternatives review and the New Proposal. Any statements that are contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements are often identified by terms such as “may,” “should,” “anticipate,” “expects,” “seeks” and similar expressions.

Forward-looking statements necessarily involve known and unknown risks, such as risks associated with oil and gas production; marketing and transportation; loss of markets; volatility of commodity prices; currency and interest rate fluctuations; imprecision of reserve and future production estimates; environmental risks; competition; incorrect assessment of the value of acquisitions; failure to realize the anticipated benefits of dispositions; inability to access sufficient capital from internal and external sources; changes in legislation, including but not limited to income tax, environmental laws and regulatory matters. Readers are cautioned that the foregoing list of factors is not exhaustive.

Readers are cautioned not to place undue reliance on forward-looking statements as there can be no assurance that the plans, intentions or expectations upon which they are placed will occur. Such information, although considered reasonable by management at the time of preparation, may prove to be incorrect and actual results may differ materially from those anticipated forward looking statements contained in this press release are expressly qualified by this cautionary statement.

Additional information on these and other factors that could affect Equal’s operations or financial results are included in Equal’s reports on file with Canadian and U.S. securities regulatory authorities and may be accessed through the SEDAR website (www.sedar.com), the SEC’s website (www.sec.gov), Equal’s website (www.equalenergy.ca) or by contacting Equal. Furthermore, the forward looking statements contained in this press release are made as of the date of this press release, and Equal does not undertake any obligation to update publicly or to revise any of the included forward-looking statements, whether as a result of new information, future events or otherwise, except as expressly required by securities law.

For further information please contact:

Don Klapko

President and CEO

(403) 536-8373

or

Scott Smalling

Senior Vice President and CFO

(405) 242-6020 OR (855) 513-7825

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